Pegasystems Appoints Three Strategic Hires to Support Sales and Ecosystem Growth

CAMBRIDGE, Mass. – March 8, 2021 – Pegasystems Inc. (NASDAQ: PEGA), the software company that crushes business complexity at the world’s leading enterprises, today announced three new strategic hires to accelerate the company’s sales and ecosystem growth. John Higgins has joined as head of global consulting and client success, Judy Buchholz has joined as head of commercial sales for the Americas, and Joaquin Reixa has joined as head of sales for EMEA.

Mr. Higgins joins Pega from Salesforce, where he most recently led International Services for EMEA, APAC and LATAM. Under John’s leadership, Pega’s Global Consulting and Client Success teams are coming together to ensure a seamless client experience - from point of sale through to renewal - gets delivered consistently in all markets. He brings his expertise to Pega to leverage the partner ecosystem and ensure clients fully adopt Pega products and Pega Express Methodologies. This will help clients derive full value and benefit as they navigate through, and emerge from, the global pandemic crisis.

Ms. Buchholz joins Pega from IBM where she had a distinguished career leading extensive global go-to-market strategy, advancing transformation experience, and driving sales teams, technical pre-sales teams, partner teams, and inside sales teams. She has broad global experience managing very large enterprise clients and teams. She also broke new ground in social selling by leveraging digital technologies to broaden IBM’s reach into new client segments.

Mr. Reixa joins Pega from ServiceNow, where he was most recently vice president of sales in Europe. A sales industry veteran, he brings more than 20 years’ experience in managing and coaching sales and consulting teams in high-growth organizations, focusing on client satisfaction, as well as the continued, sustained growth of partner ecosystems.

Quotes & Commentary:

“I’m pleased to have attracted such high caliber, experienced talent into these positions from companies we compete with every day. This is an exciting time for Pega, as we are poised to capitalize on our substantial success to meet our ambitious growth agenda. These new team members bring considerable experience and expertise and will be instrumental in helping take Pega to the next level,” said Alan Trefler, Founder and CEO.

About Pega
Pega delivers innovative software that crushes business complexity so our clients can make better decisions and get work done. We help the world’s leading brands solve their biggest business challenges: maximizing customer lifetime value, streamlining customer service, and boosting operational efficiency. Pega technology is powered by real-time AI and intelligent automation, while our scalable architecture and low-code platform help enterprises adapt to rapid change and transform for tomorrow. For more information on Pegasystems (NASDAQ: PEGA), visit www.pega.com.

Press Contacts:

US
Sean Audet
Pegasystems
Sean.Audet@pega.com
+16175285230

EMEA
Jon Brigden
Pegasystems Ltd.
Jon.Brigden@pega.com
+44 (0)118 9398 584